FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of August 29, 2025, by and between Tarlton-Reger Owner, LLC, a Delaware limited liability company (“Landlord”), and BILLIONTOONE, INC., a Delaware corporation (“Tenant”).
RECITALS
WHEREAS, Landlord (as successor-in-interest to TPI INVESTORS 21, LLC, a California limited liability company), and Tenant are parties to that certain Lease dated April 19, 2024 (the “Lease”), with respect to certain premises to be located within a three story building to be constructed by Landlord (the “Building”) containing approximately 219,675 rentable square feet (the “Premises”).
WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Outside Delivery Date and modify other provisions of the Lease, all as more particularly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:
1.    Defined Terms. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.
2.    Outside Delivery Date. The second to last sentence of Paragraph 2(a) of the Lease is hereby deleted in its entirety and replaced with the following language,
“Notwithstanding anything to the contrary, if the Commencement Date does not occur on or before September 30, 2027 (the “Outside Delivery Date”), the Monthly Base Rent shall abate one day for every day between the Outside Delivery Date and the Commencement Date to the extent not caused by any Tenant Delays or force majeure delays (as defined in Paragraph 20(e)).”
3.    Abated Rent. Paragraph 4(a) of the Lease is hereby amended to provide that, subject to Paragraph 22(f) of the Lease, in addition to the Abated Base Rent during the Base Rent Abatement Period in the total amount of $9,193,398.75, Landlord shall abate Tenant’s obligation to pay Monthly Base Rent with respect to the entire Premises for the tenth (10th) month through and including the twelfth (12th) month following the Commencement Date (the “Additional Base Rent Abatement Period”) in the total amount of $3,064,466.25 (the “Additional Abated Base Rent”). During the Additional Base Rent Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, relative to Tenant’s use and occupancy of the Premises, including Tenant’s Pro Rata Share of Operating Expenses and Taxes as set forth in the Lease.

4.    Security Deposit. Landlord is currently holding a Security Deposit in the amount of $2,042,977.50 under the Lease. Paragraph 7(b)(i) of the Lease is hereby deleted in its entirely and replaced with the following language,
“(i) The amount of the Security Deposit shall be increased to $4,085,955.00 upon the later of May 1, 2026 or Landlord’s commencement of the construction of the Tenant Improvements, and Tenant shall deposit the amount necessary to bring the Security Deposit held by Landlord up to such amount within five (5) days after the later of May 1, 2026 or Landlord’s notice to Tenant that construction has commenced, as applicable; and”
5.    Address. The Lease is amended to provide that notices to Landlord shall be given at the following addresses:
Address of Landlord:    Tarlton-Reger Owner, LLC
    c/o Tarlton Properties, Inc.,
    1530 O’Brien Drive, Suite C
    Menlo Park, CA 94025
    Attn: General Counsel
6.    Brokers. Each party represents and warrants to the other party that it has not engaged any other broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, and shall indemnify, defend and hold harmless the other party against any loss, cost, liability or expense incurred by the other party as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of such party.
7.    Continuing Effectiveness. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.
8.    Counterparts; Electric Signatures. This Amendment may be executed in any number of counterparts, each of which, when executed by a party, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Electronic transmission signatures of any of the parties shall be deemed to be original signature in connection with the execution of this Amendment or any modification of the Lease.
9.    Confidentiality. All of the terms and provisions of this Amendment and all documents and correspondence relating thereto shall be kept confidential by Tenant and the terms and provisions thereof shall not be disclosed without the prior written consent of Landlord.
10.    Authorization. The parties signing on behalf of Tenant each hereby represents and warrants that such party has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof.
(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“LANDLORD” Tarlton-Reger Owner, LLC, a Delaware limited liability company By: /s/ Elizabeth P. Krietemeyer Print Name: Elizabeth P. Krietemeyer Title: Authorized Person	“TENANT” BillionToOne, Inc., a Delaware corporation By: /s/ Oguzhan Atay Print Name: Oguzhan Atay Title: Chief Executive Officer